Exhibit 99.3

FORM OF

LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES

XTANT MEDICAL HOLDINGS, INC.

Subscription Rights to Purchase Common Stock Offered Pursuant to Subscription Rights Distributed to Stockholders of Xtant Medical Holdings, Inc.

, 2020

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by Xtant Medical Holdings, Inc. (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by the Company to subscribe for and purchase shares of the Company’s common stock (as described below), pursuant to non-transferable subscription rights (“Subscription Rights”) distributed to all holders of record of the Company’s common stock, $0.000001 par value per share (the “Common Stock”), as of 5:00 PM Eastern Time on November 5, 2020 (the “Record Date”). The Subscription Rights and Shares are described in the prospectus dated                 , 2020 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to an aggregate of 14,018,690 Shares on the terms and subject to the conditions described in the Prospectus at a subscription price of $1.07 per Share (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on November 6, 2020 and ends at 5:00 PM Eastern Time on December 4, 2020 (as it may be extended, the “Expiration Date”), unless extended by the Company in its sole discretion.

As described in the Prospectus, each beneficial owner of shares of Common Stock of the Company is entitled to 0.194539 Subscription Rights for each share of Common Stock owned on the Record Date, evidenced by a non-transferable Subscription Rights statement (the “Subscription Rights Statements”) registered in the record holder’s name or its nominee. Each whole Subscription Right entitles the holder to purchase one (1) Share at the Subscription Price (the “Basic Subscription Right”). Subscription Rights may only be exercised in whole numbers, and the Company will not issue fractional shares. To the extent that the number of Subscription Rights distributed on the Record Date is not a whole number, the shares of Common Stock issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of shares of Common Stock for which a holder may subscribe.

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient Shares are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Shares exceed the remaining Shares available, the remaining Shares will be allocated pro rata among holders who over-subscribe based on the number of shares of Common Stock held on the Record Date by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holder receiving a greater number of Shares than the number for which the holder subscribed, then such holder will be allocated only the number of Shares for which the holder oversubscribed, and the remaining Shares will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Shares have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Share. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

The Company is asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and to request it to effect the transactions for them.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Shares being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

The Company is asking you to contact your clients for whom you hold shares of Common Stock registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus
2.	Subscription Rights Statement
3.	Instructions as to Use of Subscription Rights Statements
4.	Form of Broker Letter to Clients who are Beneficial Holders
5.	Form of Beneficial Owner Election Form
6.	Form of Nominee Holder Certification

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Statement, with payment of the Subscription Price in full for each Share subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Statement and full payment of the Subscription Price prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 5:00 PM Eastern Time on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO EQUINITI (US) SERVICES LLC AT (833) 503-4130. Banks and Brokers, please call (516) 220-8356.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.